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                                                                 EXHIBIT (a)(16)
                                                                 ---------------



                                                           For Immediate Release
                                                           ---------------------


LOCKHEED MARTIN TENDER OFFER
FOR COMSAT EXTENDED UNTIL JULY 2, 1999


BETHESDA, Maryland, April 21, 1999--Lockheed Martin Corporation (NYSE:LMT) said today that its wholly owned subsidiary, Regulus, LLC, is extending its offer to purchase up to 49% (less certain adjustments) of the outstanding shares of common stock of COMSAT Corporation (NYSE:CQ) at a price of $45.50 per share, net to the seller in cash, until 12:00 midnight, New York City time, on Friday, July 2, 1999.

The offer previously had been scheduled to expire on May 3, 1999. The terms of the extended tender offer otherwise remain the same as those of the original offer as set forth in the offering materials filed with the Securities & Exchange Commission on September 25, 1998. The offer is being extended because approvals by COMSAT shareholders and certain regulatory agencies have yet to be obtained. COMSAT shareholders will vote on a proposal to approve the combination of COMSAT and a wholly owned subsidiary of Lockheed Martin and the related merger agreement during COMSAT's 1999 annual meeting of shareholders scheduled for Friday, June 18.

According to First Chicago Trust Company of New York, the depositary for the tender offer, as of the close of business on April 20, 1999, 9,814,266 shares of COMSAT Corporation had been validly tendered and not withdrawn pursuant to the offer. None of these shares were tendered pursuant to notices of guaranteed delivery.

The Information Agent for the offer is Morrow & Co., Inc., and questions about the tender offer may be addressed to Morrow at 1/800-566-9061. The Dealer Manager is Bear, Stearns & Co., Inc. and questions may be addressed to it at 1/800-762-5237.

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The proposed Lockheed Martin/COMSAT strategic combination was announced
September 20, 1998. Upon completion of the transaction, COMSAT will become an integral element of Lockheed Martin Global Telecommunications, a new subsidiary that provides global telecommunications services to corporate and government customers worldwide.

As explained in the original offering materials, it was fully anticipated that a significant period of time would elapse between the commencement and consummation of the offer because of the regulatory approvals required in order to satisfy the conditions of the offer. As a result, the parties agreed that the tender offer expiration date may be extended additional times while such approvals are sought. In addition, in view of the need for U.S. congressional legislation relating to the amendment or repeal of the Communications Satellite Act of 1962, and for additional regulatory approvals as conditions to the consummation of the combination, there may be a further significant period of time between the purchase of shares pursuant to the offer and the consummation of the combination. There can be no assurance that any such regulatory approvals will be obtained or that any such legislation will be enacted, and if obtained and enacted, there can be no assurance as to the date such approval and enactment will occur.

                                     # # #

CONTACT: Charles Manor, Lockheed Martin Global Telecommunications, 301/581-2720.

__________________________________________________________________________


NOTE: Statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results, including the effects of government budgets and requirements, economic conditions, competitive environment, timing of awards and contracts; the outcome of contingencies including litigation and environmental remediation, and program performance in addition to other factors not listed. See in this regard, the Corporation's filings with the Securities & Exchange Commission. The Corporation does not undertake any obligation to publicly release any revisions to forward-looking statements to reflect events or circumstances or changes in expectations after the date of this press release or the occurrence of anticipated events.